NSAR Item 77O
VK LIT Asset Allocation Portfolio
10f-3 Transactions


 Under    Underwriting Purchased       Amount   %underwriting Date of
 Writing#                From          of Share               Purchase

   1      Singapore    Salomon Brothers 20,000  0.004%       11/15/01
      Telecommunications, Ltd




Other Principal Underwriters for #1
Citicorp Investment Bank (Singapore) Limited
Goldman Sachs (Singapore) Pte.
Chase Manhattan International Limited
Deutsche Bank AG, Singapore Branch
Morgan Stanley & Co. International Limited